Exhibit 1.2

September 20, 2013

Mr. Roger D. Plemens

President and Chief Executive Officer

Macon Bancorp

Macon Bank, Inc.

One Center Court

Franklin, NC 28734

Dear Mr. Plemens:

We understand that the Boards of Directors of Macon Bancorp (the “MHC”) and its subsidiary, Macon Bank, Inc. (the “Bank”), are considering the adoption of a Plan of Conversion (the “Plan”) pursuant to which the Company will be converted from mutual holding company to full stock holding company form, and shares of the common stock (the “Common Stock”) of the proposed new holding company for the Bank (the “Holding Company”) will be offered and sold to the Bank’s eligible account holders in a Subscription Offering, to members of the Bank’s community and the public in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the “Offering”). The MHC, the Bank and the Holding Company are collectively referred to herein as the “Company.” Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent for the Company in connection with the Offering. This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as records management agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Accounts and Vote Calculation

II.	Design and Preparation of Proxy and Stock Order Forms

III.	Organization and Supervision of the Conversion Center

IV.	Proxy Solicitation and Special Meeting Services

V.	Subscription Services

Each of these services is further described in Appendix A to this agreement.

Mr. Roger D. Plemens

September 20, 2013

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $30,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur.

All fees under this agreement shall be payable in cash, as follows: (a) $10,000 payable upon execution of this agreement; and (b) the balance upon the mailing of the offering and proxy materials.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offerings are consummated, including, without limitation, travel, lodging, meals, telephone, postage, listings, forms and other similar expenses, up to a maximum of $30,000. It is understood that all expenses associated with the establishment and operation of the Conversion Center (e.g., postage, telephones, supplies, temporary employees, etc.) will be borne by the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

RELIANCE ON INFORMATION PROVIDED

The Company will provide Sandler O’Neill with such information as Sandler O’Neill may reasonably require to carry out its duties hereunder. The Company recognizes and confirms that Sandler O’Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Company will also inform Sandler O’Neill within a reasonable period of time of any changes in the Plan that require changes in Sandler O’Neill’s services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

LIMITATIONS

Sandler O’Neill, as records management agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person or entity, including the Company, by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not

Mr. Roger D. Plemens

September 20, 2013

be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Macon Bank, Inc.
One Center Court
Franklin, NC 28734
Attention: Mr. Roger D. Plemens

If to us:	Sandler O’Neill & Partners, L.P.
1251 Avenue of the Americas
New York, New York 10020
Attention: General Counsel

Mr. Roger D. Plemens

September 20, 2013

The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:
Scott M.A. Clark
An Officer of the Corporation

Accepted and agreed to as of
the date first above written:

Macon Bancorp
Macon Bank, Inc.

By:
Roger D. Plemens
President and Chief Executive Officer

APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.	Consolidation of Deposit Accounts/Vote Calculation

1.	Consolidate files in accordance with regulatory guidelines and create central file.

2.	Our EDP format will be provided to your IT representatives.

3.	Vote calculation.

4.	If required, delete voting record date accounts closed prior to special meeting.

II.	Design and Preparation of Proxy Forms and Stock Order Forms

1.	Assist in designing proxy cards and stock order forms for voting and ordering stock.

2.	Prepare deposit account holder data for proxy cards and stock order forms.

III.	Organization and Supervision of Conversion Center

1.	Advising on physical organization of the Conversion Center, including materials requirements.

2.	Assist in training of all Bank/temporary personnel who will staff the Conversion Center.

3.	Establish processing/reporting procedures for proxies and order forms.

4.	On-site supervision of the Conversion Center during the proxy solicitation/offering period.

IV.	Proxy Solicitation and Special Meeting Services

1.	Target group identification for proxy solicitation.

2.	Proxy and ballot tabulation.

3.	Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.

4.	If required, delete voting record date accounts closed prior to special meeting.

5.	Produce final report of vote.

V.	Subscription Services

1.	Produce list of depositors by state (Blue Sky report).

2.	Production of subscription rights and research books.

3.	Stock order form processing.

4.	Acknowledgment letter to confirm receipt of stock order.

5.	Daily reports and analysis.

6.	Proration calculation and share allocation in the event of an oversubscription.

7.	Produce charter shareholder list.

8.	Interface with transfer agent for stock certificate issuance.

9.	Refund and interest calculations.

10.	Confirmation letter to confirm purchase of stock.

11.	Notification of full/partial rejection of orders.

12.	Production of 1099/Debit tape.

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